Exhibit 21.1


SUBSIDIARIES OF THE COMPANY

Research Incorporation Limited is incorporated in the United Kingdom as a Private Limited Company. Research International Inc. is incorporated in Barbados, West Indies as a Foreign Sales Corporation.